Exhibit 99.1

Contacts:	David A. Slack, CFO Michael T. Perkins, Manager of Investor Relations (708) 867-9600

STRATOS LIGHTWAVE COMPLETES ACQUISITION OF STERLING HOLDING COMPANY

CHICAGO, Nov. 6 /PRNewswire-FirstCall/ — Stratos Lightwave, Inc.(NASDAQ-NMS: STLW), (Nasdaq: STLW) a leading supplier of optical subsystems, today announced that it has completed the acquisition of Sterling Holding Company, a privately-held company based in Mesa, AZ, that designs and manufactures RF and Microwave interconnect products. The acquisition was completed after the Stratos shareholders approved a proposal to adopt the merger agreement between Stratos and Sterling Holding Company at the Company’s annual meeting of shareholders held today in Chicago, Illinois. Shareholders also approved all other proposals submitted.

In connection with the transaction Stratos expands its Board of Directors to nine members. The new board is comprised of four members who served on Stratos board prior to the completion of the merger and five new directors. Jim McGinley will remain as CEO of Stratos at its Chicago headquarters.

Under the terms of the agreement, Sterling shareholders received approximately 6.1 million shares of Stratos common stock and 50,000 shares of a Series B participating preferred stock. The preferred has a face value of $5.0 million and an additional contingent value of up to $6.25 million based on certain events and the future performance of Stratos’ share price.

Jim McGinley, CEO of Stratos remarked, “The acquisition of Sterling and its superior brands in the RF and Microwave markets, Trompeter and Semflex, complement our active and passive optical subsystems business and bolster our presence in attractive growth markets. We expect the combination of Stratos’ advanced electro-optical technology and Sterling’s excellent RF/microwave product solution to allow the combined Company to better serve both Companies’ existing customers.” Joe Norwood, CEO of Sterling, added, “We will continue to expand the operational excellence of the combined Company going forward.”

ABOUT STRATOS LIGHTWAVE

Stratos Lightwave, Inc.(NASDAQ-NMS: STLW) , with headquarters in Chicago, develops, manufactures and sells optical subsystems and fiber optic components for high data rate networking, data storage, military, harsh environment, television/broadcast and telecommunication markets and applications.

Sterling Holding Company, through its Trompeter and Semflex subsidiaries, designs, manufactures and markets electronic interconnect components. Sterling provides high-quality,

reliable solutions with on-time delivery under short-lead time to its customers in the telecommunication, military, and video markets.

This press release contains predictions, estimates and other forward- looking statements regarding anticipated revenue growth, customer orders, manufacturing capacity and financial performance. All forward-looking statements in this press release are based on information available to the company as of the date hereof, and we assume no obligation to update any such forward-looking statements. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. These factors include rapid technological change in the optical communications industry; fluctuations in operating results; the Company’s dependence on a few large customers; and competition. Other risk factors that may affect the Company’s performance are listed in the Company’s annual report on Form 10-K and other reports filed from time to time with the Securities and Exchange Commission.

For additional information contact Stratos Lightwave at 7444 W. Wilson Ave., Chicago, IL USA 60706-4549; Tel: 708.867.9600. Fax: 708.867.0996. Website: www.stratoslightwave.com .